                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                              (AMENDMENT NO. _2_)1

                          SYNAPTIC PHARMACEUTICAL CORP.
                          -----------------------------
                                (Name of Issuer)

                                  COMMON STOCK
                                  ------------
                         (Title of Class of Securities)

                                   87156R 10 9
                                   -----------
                                 (CUSIP Number)

                                FEBRUARY 14, 2001
                                -----------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [_]    Rule 13d-1(b)
         [X]    Rule 13d-1(c)
         [_]    Rule 13d-1(d)

- --------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

- ---------------------                                          -----------------
CUSIP NO. 87156R 10 9                 13G                      PAGE 2 OF 9 PAGES
- ---------------------                                          -----------------

- --------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON:
          BIOTECHNOLOGY VALUE FUND, L.P.
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

- --------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [X]  (b) [_]
- --------------------------------------------------------------------------------
 3   SEC USE ONLY

- --------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION
          DELAWARE
- --------------------------------------------------------------------------------
                                SOLE VOTING POWER
         NUMBER             5        0
           OF               ----------------------------------------------------
         SHARES                 SHARED VOTING POWER
      BENEFICIALLY          6        393,099
      OWNED BY EACH         ----------------------------------------------------
        REPORTING               SOLE DISPOSITIVE POWER
         PERSON             7        0
          WITH              ----------------------------------------------------
                                SHARE DISPOSITIVE POWER
                            8        393,099
- --------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON
          393,099
- --------------------------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*                                                         [_]
- --------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          3.6%
- --------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON*
          PN
- --------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

- ---------------------                                          -----------------
CUSIP NO. 87156R 10 9                 13G                      PAGE 3 OF 9 PAGES
- ---------------------                                          -----------------

- --------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON:
          BIOTECHNOLOGY VALUE FUND II, L.P.
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

- --------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [X]  (b) [_]
- --------------------------------------------------------------------------------
 3   SEC USE ONLY

- --------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION
          DELAWARE
- --------------------------------------------------------------------------------
                                SOLE VOTING POWER
         NUMBER             5        0
           OF               ----------------------------------------------------
         SHARES                 SHARED VOTING POWER
      BENEFICIALLY          6        194,701
      OWNED BY EACH         ----------------------------------------------------
        REPORTING               SOLE DISPOSITIVE POWER
         PERSON             7        0
          WITH              ----------------------------------------------------
                                SHARE DISPOSITIVE POWER
                            8        194,701
- --------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON
          194,701
- --------------------------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*                                                         [_]
- --------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          1.8%
- --------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON*
          PN
- --------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

- ---------------------                                          -----------------
CUSIP NO. 87156R 10 9                 13G                      PAGE 4 OF 9 PAGES
- ---------------------                                          -----------------

- --------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON:
          BVF INVESTMENTS, L.L.C.
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

- --------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [X]  (b) [_]
- --------------------------------------------------------------------------------
 3   SEC USE ONLY

- --------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION
          DELAWARE
- --------------------------------------------------------------------------------
                                SOLE VOTING POWER
         NUMBER             5        0
           OF               ----------------------------------------------------
         SHARES                 SHARED VOTING POWER
      BENEFICIALLY          6        462,683
      OWNED BY EACH         ----------------------------------------------------
        REPORTING               SOLE DISPOSITIVE POWER
         PERSON             7        0
          WITH              ----------------------------------------------------
                                SHARE DISPOSITIVE POWER
                            8        462,683
- --------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON
          462,683
- --------------------------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*                                                         [_]
- --------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          4.2%
- --------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON*
          OO
- --------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

- ---------------------                                          -----------------
CUSIP NO. 87156R 10 9                 13G                      PAGE 5 OF 9 PAGES
- ---------------------                                          -----------------

- --------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON:
          BVF PARTNERS L.P.
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

- --------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [X]  (b) [_]
- --------------------------------------------------------------------------------
 3   SEC USE ONLY

- --------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION
          DELAWARE
- --------------------------------------------------------------------------------
                                SOLE VOTING POWER
         NUMBER             5        0
           OF               ----------------------------------------------------
         SHARES                 SHARED VOTING POWER
      BENEFICIALLY          6        1,115,783
      OWNED BY EACH         ----------------------------------------------------
        REPORTING               SOLE DISPOSITIVE POWER
         PERSON             7        0
          WITH              ----------------------------------------------------
                                SHARE DISPOSITIVE POWER
                            8        1,115,783
- --------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON
          1,115,783
- --------------------------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*                                                         [_]
- --------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          10.2%
- --------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON*
          PN
- --------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

- ---------------------                                          -----------------
CUSIP NO. 87156R 10 9                 13G                      PAGE 6 OF 9 PAGES
- ---------------------                                          -----------------

- --------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON:
          BVF INC.
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

- --------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [X]  (b) [_]
- --------------------------------------------------------------------------------
 3   SEC USE ONLY

- --------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION
          DELAWARE
- --------------------------------------------------------------------------------
                                SOLE VOTING POWER
         NUMBER             5        0
           OF               ----------------------------------------------------
         SHARES                 SHARED VOTING POWER
      BENEFICIALLY          6        1,115,783
      OWNED BY EACH         ----------------------------------------------------
        REPORTING               SOLE DISPOSITIVE POWER
         PERSON             7        0
          WITH              ----------------------------------------------------
                                SHARE DISPOSITIVE POWER
                            8        1,115,783
- --------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON
          1,115,783
- --------------------------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*                                                         [_]
- --------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          10.2%
- --------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON*
          IA, CO
- --------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

- ---------------------                                          -----------------
CUSIP NO. 87156R 10 9                 13G                      PAGE 7 OF 9 PAGES
- ---------------------                                          -----------------

ITEM 1(a).  NAME OF ISSUER:
            Synaptic Pharmaceutical Corp ("Synaptic")

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            215 College Road
            Paramus, NJ 07652

ITEM 2(a).  NAME OF PERSON FILING:

            This Amendment to Schedule 13G is being filed on behalf of the following persons*:

            (i)      Biotechnology Value Fund, L.P. ("BVF")
            (ii)     Biotechnology Value Fund II, L.P. ("BVF2")
            (iii)    BVF Investments, L.L.C. ("Investments")
            (iv)     BVF Partners L.P.  ("Partners")
            (v)      BVF Inc. ("BVF Inc.")

            * Attached as Exhibit 1 is a copy of an agreement among the persons filing (as specified hereinabove) that this Amendment to Schedule 13G is being filed on behalf of each of them.

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

            The principal business office of the persons comprising the group filing this Amendment to Schedule 13G is located at 227 West Monroe Street, Suite 4800, Chicago, Illinois, 60606.

ITEM 2(c).  CITIZENSHIP:

            BVF:             a Delaware limited partnership
            BVF2:            a Delaware limited partnership
            Investments:     a Delaware limited liability company
            Partners:        a Delaware limited partnership
            BVF Inc.:        a Delaware corporation

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

            Common Stock.

ITEM 2(e).  CUSIP NUMBER:

            87156R 10 9

- ---------------------                                          -----------------
CUSIP NO. 87156R 10 9                 13G                      PAGE 8 OF 9 PAGES
- ---------------------                                          -----------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c) CHECK WHETHER THE PERSON FILING IS: ONE OF THE FOLLOWING

            Not applicable as this Amendment to Schedule 13G is filed pursuant to Rule 13d-1(c).

ITEM 4.     OWNERSHIP:

            The information in items 1 and 5 through 11 on the cover pages (pp. 2 - 6) on this Amendment to Schedule 13G is hereby incorporated by reference.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following. |_|

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

            BVF shares voting and dispositive power over the shares of the common stock it beneficially owns with Partners. BVF2 also shares voting and dispositive power over the shares of the common stock it beneficially owns with Partners. Investments also shares voting and dispositive power over the shares of the common stock it beneficially owns with Partners. Partners and BVF Inc. share voting and dispositive power over the shares of the common stock they beneficially own with, in addition to BVF, BVF2 and Investments, certain managed accounts on whose behalf Partners, as investment manager, purchased such shares. None of the managed accounts individually owns more than 5% of the common stock of Synaptic.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP:

            Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP:

            Not applicable.

- ---------------------                                          -----------------
CUSIP NO. 87156R 10 9                 13G                      PAGE 9 OF 9 PAGES
- ---------------------                                          -----------------

ITEM 10.    CERTIFICATION

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   February 14, 2001

                  BIOTECHNOLOGY VALUE FUND, L.P.

                  By:  BVF Partners L.P., its general partner

                       By:  BVF Inc., its general partner

                            By: /s/ MARK N. LAMPERT
                                -------------------------------
                                Mark N. Lampert
                                President

                  BIOTECHNOLOGY VALUE FUND II, L.P.

                  By:  BVF Partners L.P., its general partner

                       By:  BVF Inc., its general partner

                            By: /s/ MARK N. LAMPERT
                                -------------------------------
                                Mark N. Lampert
                                President

                  BVF INVESTMENTS, L.L.C.

                  By:  BVF Partners L.P., its manager

                       By:  BVF Inc., its general partner

                            By: /s/ MARK N. LAMPERT
                                -------------------------------
                                Mark N. Lampert
                                President

                  BVF PARTNERS L.P.

                  By:  BVF Inc., its general partner

                       By: /s/ MARK N. LAMPERT
                           -------------------------------
                           Mark N. Lampert
                           President

                  BVF INC.

                  By: /s/ MARK N. LAMPERT
                      -------------------------------
                      Mark N. Lampert
                      President

                                                                       EXHIBIT 1

                        AGREEMENT REGARDING JOINT FILING

            The undersigned, Biotechnology Value Fund, L.P., a Delaware limited partnership, Biotechnology Value Fund II, L.P., a Delaware limited partnership, BVF Investments, L.L.C., a Delaware limited liability company, BVF Partners L.P., a Delaware limited partnership, and BVF Inc., a Delaware corporation, hereby agree and acknowledge that the information required by the Amendment to
Schedule 13G, to which this Agreement is attached as an exhibit, is filed on behalf of each of them. The undersigned further agree that any further amendments or supplements thereto shall also be filed on behalf of each of them.

Dated:   February 14, 2001

                  BIOTECHNOLOGY VALUE FUND, L.P.

                  By:  BVF Partners L.P., its general partner

                       By:  BVF Inc., its general partner

                            By: /s/ MARK N. LAMPERT
                                -------------------------------
                                Mark N. Lampert
                                President

                  BIOTECHNOLOGY VALUE FUND II, L.P.

                  By:  BVF Partners L.P., its general partner

                       By:  BVF Inc., its general partner

                            By: /s/ MARK N. LAMPERT
                                -------------------------------
                                Mark N. Lampert
                                President

                  BVF INVESTMENTS, L.L.C.

                  By:  BVF Partners L.P., its manager

                       By:  BVF Inc., its general partner

                            By: /s/ MARK N. LAMPERT
                                -------------------------------
                                Mark N. Lampert
                                President

                  BVF PARTNERS L.P.

                  By:  BVF Inc., its general partner

                       By: /s/ MARK N. LAMPERT
                           -------------------------------
                           Mark N. Lampert
                           President

                  BVF INC.

                  By: /s/ MARK N. LAMPERT
                      -------------------------------
                      Mark N. Lampert
                      President